                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                            Page 1 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              The PNC Financial Services Group, Inc.   25-1435979

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Pennsylvania

      Number of Shares     5) Sole Voting Power                          36,518+

                                                    +See the response to Item 7.

      Beneficially Owned   6) Shared Voting Power                        400,906

      By Each Reporting    7) Sole Dispositive Power                     36,518+

                                                    +See the response to Item 7.

      Person With          8) Shared Dispositive Power                   400,906

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person  437,424*

                                        *See the responses to Item 6 and Item 7.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                       [ ]

      11) Percent of Class Represented by Amount in Row (9)      8.93

      12) Type of Reporting Person   (See Instructions)          HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                            Page 2 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              PNC Bancorp, Inc.   51-0326854

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    Delaware

      Number of Shares     5)  Sole Voting Power                         36,518+

                                                    +See the response to Item 7.

      Beneficially Owned   6)  Shared Voting Power                       400,906

      By Each Reporting    7)  Sole Dispositive Power                    36,518+

                                                    +See the response to Item 7.

      Person With          8)  Shared Dispositive Power                  400,906

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person  437,424*

                                        *See the responses to Item 6 and Item 7.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                           [  ]

      11) Percent of Class Represented by Amount in Row (9)          8.93

      12) Type of Reporting Person   (See Instructions)              HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                            Page 3 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

              PNC Bank, National Association   22-1146430

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    United States

      Number of Shares      5)  Sole Voting Power                        36,518+

                                                    +See the response to Item 7.

      Beneficially Owned    6)  Shared Voting Power                      400,906

      By Each Reporting     7)  Sole Dispositive Power                   36,518+

                                                    +See the response to Item 7.

      Person With           8)  Shared Dispositive Power                400,906

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person  437,424*

                                        *See the responses to Item 6 and Item 7.

      10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

           See Instructions                                        [ ]

      11)  Percent of Class Represented by Amount in Row (9)       8.93

      12)  Type of Reporting Person   (See Instructions)           BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                            Page 4 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

               PNC Holding, LLC   51-0337069

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY


      4)  Citizenship or Place of Organization    Delaware

      Number of Shares     5)  Sole Voting Power                         36,518+

                                                    +See the response to Item 7.

      Beneficially Owned   6)  Shared Voting Power                       400,906

      By Each Reporting    7)  Sole Dispositive Power                    36,518+

                                                    +See the response to Item 7.

      Person With          8)  Shared Dispositive Power                  400,906

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person  437,424*

                                        *See the responses to Item 6 and Item 7.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                        [ ]

      11) Percent of Class Represented by Amount in Row (9)       8.93

      12) Type of Reporting Person   (See Instructions)           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                            Page 5 of 7 Pages

      1)  Names of Reporting Persons

          IRS Identification No. Of Above Persons

               PNC GPI, Inc.   52-2012506

      2)  Check the Appropriate Box if a Member of a Group (See Instructions)

          a)  [ ]

          b)  [ ]

      3)  SEC USE ONLY

      4)  Citizenship or Place of Organization    Delaware

      Number of Shares     5)  Sole Voting Power                         36,518+

                                                    +See the response to Item 7.

      Beneficially Owned   6)  Shared Voting Power                       400,906

      By Each Reporting    7)  Sole Dispositive Power                    36,518+

                                                    +See the response to Item 7.

      Person With          8)  Shared Dispositive Power                  400,906

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person  437,424*

                                        *See the responses to Item 6 and Item 7.

      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares

          See Instructions                                        [ ]

      11) Percent of Class Represented by Amount in Row (9)       8.93

      12) Type of Reporting Person   (See Instructions)           HC

                                                               Page 6 of 7 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a) Amount Beneficially Owned:                                   437,424 shares*

                                        *See the responses to Item 6 and Item 7.

(b) Percent of Class:                                                       8.93

(c) Number of shares to which such person has:

        (i) sole power to vote or to direct the vote                     36,518+

       (ii) shared power to vote or to direct the vote                   400,906

      (iii) sole power to dispose or to direct the disposition of        36,518+

      (iv)  shared power to dispose or to direct the disposition of      400,906

                                                    +See the response to Item 7.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Of the Common Stock reported herein, 400,906 shares are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee.

         In connection with the Trust Accounts, Lloyd I. Miller, III and PNC Bank, National Association, in its capacity as Trustee, have entered into an Investment Advisory Agreement dated as of April 1, 1997. Either party may terminate the Investment Advisory Agreement on 30 days' prior written notice.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Holding, LLC - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC GPI, Inc. - HC (wholly owned subsidiary of PNC Holding, LLC)

         *Of the total shares reported herein, 36,518 shares are held by an investment partnership of which PNC GPI, Inc. is the general partner. An unaffiliated third party investment manager currently has sole voting power and sole dispositive power over these shares. On less than 60 days notice, PNC GPI, Inc. has the right to terminate the investment agreement with the unaffiliated third party investment manager, following which PNC GPI, Inc. would be deemed to have sole voting power and sole dispositive power.

                                                               Page 7 of 7 Pages


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2004
--------------------------------------------------
Date

By:  /s/ Joan L. Gulley
--------------------------------------------------
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
--------------------------------------------------
Name & Title


February 10, 2004                                                February 10, 2004
--------------------------------------------------               ----------------------------------------------------
Date                                                             Date

By:  /s/ Maria C. Schaffer                                       By:  /s/ Maria C. Schaffer
--------------------------------------------------               ----------------------------------------------------
Signature - PNC Bancorp, Inc.                                    Signature - PNC Holding, LLC

Maria C. Schaffer, Executive Vice President                      Maria C. Schaffer, Treasurer & Controller
--------------------------------------------------               ----------------------------------------------------
Name & Title                                                     Name & Title


February 10, 2004                                                February 10, 2004
--------------------------------------------------               ----------------------------------------------------
Date                                                             Date

By:  /s/ Joan L. Gulley                                          By:  /s/ Kenneth A. Rowles
--------------------------------------------------               ----------------------------------------------------
Signature - PNC Bank, National Association                       Signature - PNC GPI, Inc.

Joan L. Gulley, Executive Vice President                         Kenneth A. Rowles, Vice President
--------------------------------------------------               ----------------------------------------------------
Name & Title                                                     Name & Title

              AGREEMENTS TO FILE A JOINT STATEMENT WERE PREVIOUSLY
             FILED AS EXHIBIT A TO SCHEDULE 13G AND TO AMENDMENT #2